Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:
Alicia Davis
(248) 447-1781
Ed Lowenfeld
(248) 447-4380

Lear to Hold Virtual Annual Meeting of Stockholders

SOUTHFIELD, Michigan, May 4, 2020 - Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, announced today that it will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) virtually due to public health concerns related to the COVID-19 pandemic and out of concern for the health and safety of meeting participants. The Annual Meeting will be held on May 21, 2020, at 9:00 a.m. EDT, as previously disclosed. Stockholders will not be able to attend the Annual Meeting in person.
Stockholders at the close of business on the record date, March 27, 2020, are entitled to attend the Annual Meeting. Stockholders can attend the Annual Meeting at www.virtualshareholdermeeting.com/LEA2020 by entering the 16-digit voting control number found on their proxy card, voting instruction form or the notice of internet availability of proxy materials previously received.
Please note that the proxy card and voting instruction form included with previously-distributed proxy materials will not be updated to reflect the change from an in-person meeting to a virtual-only meeting and may be used to vote shares in connection with the Annual Meeting.
Whether or not stockholders plan to attend the virtual-only Annual Meeting, Lear urges stockholders to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials.
About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks #147 on the Fortune 500.

# # #